Exhibit 10.1.42

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

Product Development and Manufacturing Agreement

XipLink XA/XE Airlink Systems

This PRODUCT DEVELOPMENT AND MANUFACTURING AGREEMENT dated October 3, 2011 is between Gogo LLC, a Delaware limited liability, with a principal place of business located at 1250 N. Arlington Heights Road, Itasca, IL 60143, (“Gogo”) and XipLink, Inc, a Canadian Controlled Private Corporation based in the province of Quebec, with a principal place of business located at 3981 St. Laurent Blvd. Suite 800, Montreal, Quebec, Canada H2W 1Y5 (“XipLink”).

It is agreed as follows:

1.	Products and Services. Under the terms of this agreement, Gogo retains XipLink to provide the product XipLink XA-30K/Single Appliance Ground System Hardware Unit (and its related operating system and client software collectively referred to as the “XA-30K/Single Appliance Unit”) to interconnect with Gogo’s next generation Air-to-Ground/4 Network (“ATG 4”), and to provide and license XipLink’s XE embedded software product that shall be installed and functional on Gogo’s Airborne Server ATG5000 Processor Card (“XE-CM/B User Software”) located on aircraft. The utilization of these components in the Gogo ATG 4 Network allows for enhanced transmissions to and from the aircraft modems. Such hardware and software components shall be collectively referred to in this Agreement as the “Product(s).” XipLink will provide the Products, according to XipLink product specification and any modifications will be described in Exhibit A: XA/XE Airlink System Project Outline. In addition, XipLink will fabricate the Products(s), assemble the Product(s), supply and license the Product(s) to Gogo, and provide product support as described herein.

2.	Product development and acceptance. XipLink will develop and deliver the deliverables described in Exhibit A according to the schedule described in Exhibit A. Gogo will have up to four (4) business days to examine each deliverable and determine if it conforms to the applicable requirements. If the deliverable meets the requirements, Gogo will signify acceptance of the deliverable. Gogo’s acceptance of any deliverable will not release XipLink from its warranty obligations under section 5. If the deliverable does not meet the requirements in Gogo’s opinion, Gogo will indicate rejection of the deliverable, and provide a list of errors. Within ten (10) days of receiving a rejection, XipLink will correct such errors so that the deliverable conforms to the applicable requirements. Upon correction of the errors, XipLink will re-deliver the corrected deliverable to Gogo, at XipLink’s expense, which corrected deliverable will be subject to the approval procedure described in this section. However, if errors still exist after three (3) attempts at correction by XipLink, Gogo may terminate this agreement by providing notice to XipLink with Gogo’s description of the remaining errors.

3.

Changes. After consultation with XipLink, Gogo may request changes to the work product at any time prior to final Product Acceptance, as defined in Exhibit A (section 4: Statement of Work, “Final Documentation”). Requests for material changes (defined as any change that would materially increase the cost or time of the development cycle) will be submitted in writing. XipLink is not required to accept material changes, but may do so based on mutually agreed terms (including any appropriate revisions to the milestone schedule). Upon acceptance by XipLink, Gogo and XipLink will sign the revised Exhibit A or specification. If XipLink does not accept the change within ten (10) business days of Gogo’s request, Gogo may terminate this agreement by notice to XipLink.

4.	Manufacturing and support. XipLink will manufacture the Products, supply it to Gogo, and provide product support under the terms and conditions described in Exhibit B: Supply and Support Terms.

5.	Warranty. The Product and any Product software will be free of defects in design, engineering and coding that interfere with product functionality or conformity to the applicable product requirements. If any design, engineering or coding defect is documented within a period of [***] after Product Acceptance, XipLink will promptly provide any engineering analysis, redesign, coding and other services necessary to analyze any failures and correct the defect. For any defect corrected under this warranty, XipLink will promptly provide revised documentation in accordance with the corresponding requirements of Exhibit A. The Products will conform to and perform in accordance with the applicable specifications and will be free of defects in workmanship and materials for a period of one year after the date that Gogo resells the Product unit to the end user. Gogo’s sole remedy in the event of XipLink’s sale of defective Product units will be, at XipLink’s option, the prompt replacement of the defective Product units or a refund of the purchase price paid by Gogo therefor.

XipLink warrants that any Product software does not and will not contain any disabling procedures (as defined in the next sentence), unless such procedure is used for bug repair or product enhancement purposes (provided however, XipLink shall provide written notice to and obtain prior consent from Gogo before commencing any disabling procedures for the purpose of bug repair or product enhancement.) “Disabling procedures” means any code or instructions that is capable of accessing, modifying, disabling, interfering with or otherwise harming the Product software, the Product, any connected system, or any information resident on such a system, except in a manner that is intended for the functionality of the Product and fully disclosed in the documentation of the Product software. For example, “disabling procedures” includes any virus or other malicious code, software lock, time bomb or trap door. Immediately upon discovery of any disabling procedures that may be included in the Product software, XipLink will notify Gogo, and will take any action necessary to identify and eradicate such disabling procedures, and to carry out any recovery necessary to remedy the impacts of such disabling procedures, at XipLink’s expense.

EXCEPT FOR THE WARRANTIES PROVIDED IN THIS AGREEMENT, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED, EXCEPT ANY WARRANTIES THAT CANNOT BY LAW BE EXCLUDED.

6.	Price and payment. Gogo will pay XipLink the engineering fees, in accordance with the milestone schedule, described in Exhibit A. Gogo will pay for Product and software licensing at the production unit prices described in Exhibit B. Payments will be due net 45 days from invoice date, unless otherwise noted in the Exhibits or Purchase Orders. All payments shall be made in US Dollars.

7.	Ownership. This section describes the ownership of the work product developed pursuant to this agreement, and all intellectual property rights related thereto, including copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights, and rights to enforce all of the foregoing (“Proprietary Rights”).

7.1

“Technology” means any and all technical information (including ideas, techniques, designs, inventions, know-how, processes, algorithms and specifications). “Gogo Technology” means the Technology provided by Gogo to XipLink pursuant to this agreement. “XipLink Technology” means the Technology that was in XipLink’s possession prior to receipt of any Gogo Technology under this agreement, and that XipLink uses in performing its services under this agreement. “Project Technology” means the Technology that is conceived, made, reduced to practice, or learned by XipLink, or jointly, in the course of work performed under this agreement. The Project Technology does not include the XipLink Technology or the Gogo Technology.

7.2	Gogo warrants that it owns, or has the right to use in accordance with this agreement, all Gogo Technology. XipLink warrants that it owns, or has the right to use in accordance with this agreement, all XipLink Technology (including the right to grant the license described in the next section with respect to any XipLink Technology that is owned by a third party).

7.3	The Project Technology will be the exclusive property of XipLink, subject to Gogo’s rights set forth in Section 7.5. XipLink will promptly disclose to Gogo in writing all Project Technology.

7.4	The XipLink Technology is the exclusive property of XipLink. Gogo has no rights to use XipLink Technology except pursuant to the license granted in this Agreement. XipLink owns all right, title, and interest in Technology developed by or for XipLink independent of this agreement (including improvements thereto).

7.5	Gogo shall have the worldwide, non-exclusive right to use or remarket the XE-CM/B Software that XipLink is developing as defined in Exhibit A to any commercial airline, general aviation manufacturer or related third parties that supply or service such airlines or aviation manufacturers or related third parties that supply or service such airlines or aviation manufactures in the airline industry. The XE-CM/B Software only includes software executing on the Airborne Server ATG5000 Processor Card. The duration and term for Gogo’s non-exclusive use or remarketing of the XE-CM/B Software is perpetual. Notwithstanding the above, Gogo has exclusive use of the Link Bonding features in the XE software for a period of 18 months for all features from acceptance sign-off for cabin-based systems for all commercial airline, general aviation manufacturer or related third parties that supply or service such airlines or aviation manufacturers or related third parties that supply or service such airlines or aviation manufactures in the airline industry. Violation of this exclusivity will result in return of the initial contract amount paid to XipLink from Gogo as set forth in Exhibit A.

8.	Licenses. Each party grants to the other a limited license to use certain Technology as described in this section.

8.1	With respect to any XipLink Technology that is incorporated in or required in connection with the use of any Products or deliverable under this agreement, XipLink hereby grants to Gogo a perpetual, non-exclusive, royalty-free, irrevocable, worldwide license, with full rights of assignment and sublicense, to use, perform, copy, display, reproduce, market, sell, and distribute such Technology as a component of Gogo products by all means now known or later developed, to modify and derive new products from the Deliverables, and to manufacture or have manufactured the Deliverables and any new products derived from the Deliverables. Gogo shall have non-exclusive rights to remarket the Products, including the XE-CM/B Software to any commercial airline, aviation manufacturer or related third parties that supply or service such commercial airlines or aviation manufacturers perpetually. This license does not grant to Gogo any rights to sell XipLink Technology separate from Gogo products. Gogo shall not disassemble, decompile, reverse engineer or modify the binary objects of the XE-CM/B Software. Gogo shall only permit third parties to use the Product in connection with their use of the ATG 4 services provided by Gogo to its customers, as expressly authorized under this Agreement.

8.2	With respect to any Gogo Technology that is incorporated in or required in connection with the manufacture of the Product, during the term and subject to the provisions of this agreement, Gogo grants to XipLink a royalty-free, worldwide, non-exclusive license, with full rights of assignment to permitted assignees of XipLink’s other rights under this agreement, to use such Technology to manufacture or have manufactured the Product for Gogo.

9.	Noncompetition. (Reserved)

10.	Design Documentation and XE-CM/B Software Escrow. The parties will implement Design Documentation and Software escrow as described in this section.

10.1	The parties will execute within 10 days after Product Acceptance an escrow agreement in substantially the form attached as Exhibit C (the “Escrow Agreement”) with Escrow Associates. (or another escrow agreement on terms reasonably acceptable to both parties with a third party escrow agent in the U.S. reasonably acceptable to both parties). Within ten (10) business days following the execution of the Escrow Agreement, XipLink will deposit into the escrow account the materials identified in Exhibit A (section 7: “Documentation Criteria”) as to be deposited in the Design Documentation and Software Escrow (the initial “Deposit”). XipLink will deposit updates, replacements and duplicate Deposits as described in the Escrow Agreement.

10.2	The occurrence of any of the events described in the Escrow Agreement will trigger release of the Deposit held in escrow.

10.3	All fees for establishing the Escrow Agreement and maintaining Gogo, as a beneficiary thereof will be paid by Gogo.

If the Deposit is released to Gogo pursuant to the Escrow Agreement, Gogo will not become the owner of the Deposit, but Gogo will have a perpetual, non-exclusive, royalty-free, irrevocable, worldwide license, with full rights of assignment and sublicense, to use, perform, copy, display, reproduce, market, sell, and distribute Technology based on the Deposit as a component of Gogo products by all means now known or later developed, to modify and derive new products from the Deposit, and to manufacture or have manufactured products based on or derived from the Deposit. This license does not grant to Gogo any rights to sell XipLink Technology separate from Gogo products.

11.	Confidentiality. The terms of this agreement are Confidential Information under the Mutual Nondisclosure Agreement dated January 26, 2009 between XipLink and Gogo (the “NDA”). The NDA is incorporated herein and will continue to govern Confidential Information exchanged during the term of this agreement. If there is any conflict between the provisions of the NDA and this agreement, this agreement will govern. Those provisions of the NDA that are stated to survive termination, will survive termination of this agreement.

12.	Intellectual property indemnity. XipLink indemnifies Gogo against all loss, liability or expense (including reasonable attorney and witness fees and expenses) arising out of any claim brought by a third party that any Product infringes upon intellectual property rights owned or controlled by the third party. In the event a Product is held or is believed by XipLink to infringe, XipLink will have the option, at its expense, to (a) modify the Product to be non-infringing, (b) obtain for Gogo the right to continue using and selling the Product, or (c) substitute a non-infringing product of equivalent form, fit, function, weight and quality. The indemnity under this section is subject to the conditions that XipLink is notified of the claim and given the opportunity to control the defense and settlement.

13.	Termination.

13.1	This agreement will continue in effect for [***] from the date of Product Acceptance, and thereafter will automatically renew from year to year unless terminated upon notice at least 90 days prior to the renewal date. Either party may terminate this agreement immediately upon notice to the other:

(a)	if the other party materially breaches any of its obligations under this agreement (including on-time delivery of any deliverable described in Exhibit A) and the breach is not cured within 10 days after notice thereof; or

(b)	if the other party files insolvency proceedings, or files an answer not seeking dismissal of an insolvency proceeding, or is adjudged insolvent; if substantially all assets of the other party are transferred to an assignee for the benefit of creditors, a receiver or a trustee; if the other party loses any governmental authorization necessary to fulfill its obligations under this agreement; or if the other party ceases to carry on business.

13.2	Upon termination of this agreement for any reason, (a) XipLink will promptly deliver to Gogo all Gogo property in the possession of XipLink, and all work accomplished by XipLink or in process, inventories, and documentation relating to the Project Technology and (b) Gogo will promptly make payment to XipLink for amounts that are due to XipLink. If this agreement is terminated due to XipLink’s default or failure to provide acceptable deliverables, Gogo will pay for all milestones completed by XipLink. If this agreement is terminated due to Gogo’s default, Gogo will also pay for the reasonable costs of all work in process at the time of termination (provided that costs of development work will not exceed the contract fee specified in Exhibit A section 8). Termination of this agreement will not be exclusive of any other remedy available under this agreement or applicable law.

13.3	The parties have considered the investment required to perform this agreement and possible losses in the event of termination, and agree that the rights of termination provided in this agreement are absolute. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR DAMAGES ARISING FROM TERMINATION OF THIS AGREEMENT (WHETHER BASED ON LOSS OF INVESTMENT, GOOD WILL, PROSPECTIVE PROFITS OR OTHERWISE). The preceding sentence does not limit either party’s liability for breach of this agreement.

14.	General.

14.1	The parties are independent contractors. Neither party is an agent or partner of the other. Neither party has the right to incur any obligation on behalf of the other. XipLink will provide its own equipment, tools (including software development tools and design tools) and other materials, except as specifically described in Exhibit A. If any tools or equipment are provided by Gogo, or are manufactured or acquired for Gogo by XipLink at additional cost, such tools or equipment will remain the exclusive property of Gogo. XipLink waives any lien on such tools and equipment, and will return them to Gogo upon request in the same condition as received by XipLink (ordinary wear excepted), regardless of any payments that may then be due from Gogo to XipLink. XipLink may subcontract its performance under this agreement to third parties without the prior written consent of Gogo. XipLink is responsible for qualification and quality control of subcontractors, and for all actions of subcontractors relating to this agreement. XipLink will enter into agreements with any subcontractors (including contract manufacturers) requiring them to assign to XipLink ownership of their work product and all Proprietary Rights therein, and to comply with nondisclosure terms at least as restrictive as those of the NDA. XipLink will provide Gogo with signed copies of its agreements with subcontractors described in the preceding sentence. XipLink, at its expense, will maintain commercial general liability insurance having limits consistent with industry standards.

14.2	Both parties will comply with all laws and regulations applicable to design, manufacture and sale of the Products. XipLink agrees not to export, directly or indirectly, any U.S. source technical data acquired from Gogo or any products utilizing such data, which export may be in violation of the United States export laws or regulations.

14.3	Notices under this agreement will be in writing, and will be effective when received by confirmed fax or courier delivery, to the address set forth in the preamble (as may be changed from time to time by notice). Refusal to accept delivery will be deemed receipt. Notices to Gogo will be directed to “Attn: General Counsel”.

14.4	Either party may assign this agreement (a) to an affiliate, provided that the assigning party remains primarily liable for its obligations hereunder, or (b) to a purchaser of substantially all of the assigning party’s business, upon notice to the nonassigning party, and provided that the purchaser has assumed in writing responsibility for the obligations of the assigning party hereunder. Neither party may otherwise assign this agreement without the other’s prior written consent, which will not be unreasonably withheld or delayed. Any attempt to assign this agreement in violation of this section will be void. Subject to the preceding three sentences, this agreement will bind and benefit the permitted assigns and successors in interest of Gogo and XipLink.

14.5	This agreement is governed by the laws of the State of Illinois (without reference to conflict of laws principles). No provision of this agreement may be waived or modified except (a) as specifically stated herein, or (b) in writing signed by both XipLink and Gogo. This agreement (including the exhibits) is the entire agreement between the parties as to its subject matter, and supersedes any other negotiations between the parties. Any additional terms in an order form, acceptance form or other communication pursuant to this agreement, other than order quantity and shipping instructions are expressly excluded and will not modify the terms of this agreement, unless specifically accepted by both parties in writing. This agreement may be executed in counterparts, each of which will constitute an original. If any provision of this agreement is found to be invalid or unenforceable, the remaining provisions hereof will not be affected. The authority construing this agreement will modify the affected provision to the minimum extent necessary to be valid and enforceable, or if necessary may strike the affected provision and enforce this agreement as if that provision were not included. The provisions of section 5 and sections 7 through 14 will survive termination of this agreement. Each Party acknowledges that its breach of the Agreement will cause irreparable damage, and agrees that the other party may be entitled to injunctive relief to enforce or prevent breach of this Agreement, without posting bond, as well as such other relief as may be granted by a court of competent jurisdiction.

14.6	Each signer of this agreement warrants that he is duly authorized to sign this agreement on behalf of the party for which he signs, and that this agreement when executed is binding on the party for which he signs.

14.7	The parties acknowledge that if the U.S. government becomes a purchaser of Gogo’s products of which the Product Units are a component, certain terms required by the U.S. government may need to be added to the Agreement. Both parties agree to negotiate in good faith the inclusion of such terms to the extent they are reasonably necessary and either (a) do not materially change the obligations or commercial terms of the Agreement, or (b) are otherwise acceptable to both parties.

14.8	Trademarks. Gogo hereby grants to XipLink a non-exclusive, limited license to use Gogo’s trademarks, service marks, logos, trade names, and other branding features (“Gogo Marks”) solely in connection with custom development and branding activities authorized by this Agreement, as specifically set forth in Exhibit B. XipLink shall only use the Gogo Marks in the form and manner as communicated by Gogo and in accordance with any written trademark usage guidelines provided by Gogo. The use by XipLink of the Gogo Marks in connection with this Agreement shall not create any right, title or interest, in or to the Gogo Marks in favor of XipLink and all goodwill associated with the use of the Gogo Marks shall inure to the benefit of Gogo. XipLink shall not register, seek to register or contest the validity of the Gogo Marks in any jurisdiction and shall not itself use any name, mark or designation that is confusingly similar to any of the Gogo Marks. XipLink agrees to use reasonable efforts to protect Gogo’s proprietary rights and to cooperate, without charge, in Gogo’s efforts to protect its proprietary rights. XipLink agrees to notify Gogo of any known or suspected violation, infringement or misappropriation of Gogo’s proprietary rights which come to XipLink’ attention.

14.9	Limitations of Liability. Both parties’ aggregate liability to the other party and its sub-licensees hereunder, arising out of or related to any provision of this Agreement, or at law or in equity, excluding any claim arising from Indemnification, or any transaction contemplated by this Agreement, shall be limited to the amount of the license fees paid and/or payable by Gogo to XipLink under this Agreement in the [***] prior to such claim.

14.10	Indemnification: 12.1. Gogo shall defend, indemnify and hold XipLink and its affiliates harmless against any costs, claims, damages or expenses incurred (and reasonable attorneys’ fees in connection therewith) in relation to a proceeding or damage to persons or property arising out of or related to a third party claim based on the gross negligence of Gogo or the unauthorized use of the Licensed Programs, provided that such loss, suit, claim, expense, proceeding or damage (i) is not the subject of indemnity by XipLink under Section 12 or (ii) was not caused solely by the gross negligence of XipLink or of XipLink employees or representatives, and provided that XipLink:

a. promptly notifies Gogo in writing of any such loss, suit, claim, liability, expense (including without limitation reasonable attorney’s fees) or proceeding,

b. allows Gogo, at Gogo expense, to direct the defense of such suit, claim or proceeding,

c. gives Gogo full information and assistance necessary to defend such suit, claim or proceeding, and

d. does not enter into any settlement of any such suit, claim or proceeding without Gogo consent.

14.11	Force Majeure. Neither party shall be considered in breach or default under this Agreement for any delay or failure in performance (other than the payment of money) resulting from acts beyond the control of such party. Such acts shall include but not be limited to acts of God, labour conflicts, acts of war or civil disruption, act of terrorism, governmental regulations imposed after the fact, public utility failures, industry wide shortages of labour or material, or natural disaster.

IN WITNESS WHEREOF, the parties have executed this Product Development and Manufacturing Agreement as of the date first written above.

XipLink, Inc.	Gogo LLC

By:	By:
Name:	Name:
Title:	Title:

Exhibit A to Product Development and Manufacturing Agreement

Statement of work

XA/XE Airlink System Project Outline

This Exhibit A is part of the Product Development and Manufacturing Agreement dated October 3, 2011 between Gogo LLC (‘Gogo”) and XipLink, Inc. (“XipLink”) (the “Agreement”).

1.	PROJECT BACKGROUND

Gogo shall deploy in the next months a new Air-To-Ground (ATG 4) solution that shall incorporate two ATG 4 links. Each ATG 4 link shall be an EVDO RevB Aircard, with peak channel rates of [***] in the FL and [***] in the RL, however note that the median channel rates shall be closer to [***] in the FL and [***] for the RL. As in any radio network, channel rates shall vary based on RF conditions and the expectation for ATG 4 shall be that each modem shall vary from 0 to 4.9 Mbps through the flight.

[***]

[***]

This document defines the set of requirements that the XipLink solution must meet for ATG4 solution.

2.	PROJECT SCOPE AND REQUIREMENTS

The ATG system at a high level can be broken up into three parts, a WiFi hotspot, EVDO WAN backhaul and Network Services. A summary of each is given here.

[***]

3.	REFERENCES

Reference Documents

(None)

4.	STATEMENT OF WORK MILESTONES

Projected Timeline	Target Completion

PRD Signoff	September 16, 2011

XE/XA Prototype – Alpha - No new functionality	September 23, 2011

XE/XA Commercial Release based on PDMA	November 15, 2011

XE/XA ATP Complete and final signoff and acceptance	December 20, 2011

5.	PROJECT MANAGEMENT AND COORDINATION

5.1 Single Point of Contact

All contractual correspondence will be transmitted through a single point of contact for the Gogo and the XipLink. The single point of contact for the Gogo is the Gogo Program Manager and for the XipLink it is the XipLink Program Manager. The key program personal and contacts are:

Personnel	Role	Telephone	Email Address
	Gogo Program Manager
Bryan Lauer	Gogo Technical Lead	630.647.1429	blauer@Gogoair.com
Madonna Houser	Gogo Contract Manager	630.647.1487	mhouser@Gogoair.com
Charlie Younghusband	XipLink Program Manager	514.848.9640	charlie@xiplink.com
Karim Fodil-Lemelin	XipLink Technical Lead	514.848.9640	kfl@xiplink.com
Joe Zerucha	XipLink Contract Manager	514.848.9640	jzerucha@xiplink.com
Jaco Botha	XipLink VP of Engineering	514.848.9640	jbotha@xiplink.com
Jack Waters	XipLink Marketing Manager	610.299.4711	jwaters@xiplink.com

5.2 Status Reports and Meetings

Microsoft Project shall be used as project-scheduling tool, based upon the initial project plan that has been exchanged between Gogo and XipLink. XipLink shall maintain a detailed project plan that will specify task dependencies within the project as well as dependencies on Gogo’s activities and commercial item availability. Using this plan as the primary tool, XipLink will be able to modify task orders and priorities as necessary should changes occur with regard to hardware availability or functionality. XipLink will be able to determine whether or not the allocation of additional human resources to the project would benefit the schedule and will be able to provide Gogo with bi-weekly updates to the schedule status.

5.3 Scope Management

During the period of this contract the XipLink shall notify the Gogo Program Manager, in writing, of any activity that is requested that is not covered in the stated requirements for this work scope. If the Gogo Program Manager determines that the work activity is outside the scope of this contract, then further discussions will be held to clearly define the new requirements and its impact to schedule and cost. If appropriate, this statement of work will be amended to address the work scope change. No payment will be made for activities performed outside of the scope of this SOW without prior written consent of the Gogo Program Manager and the XipLink Program Manager.

5.4 Bi-weekly review

A bi-weekly project review meeting will be held between Gogo staff and XipLink staff either by conference call or in person, to cover the following topics in order to ensure the successful project execution:

1)	Project status and plan

2)	Resolution of previous issues

3)	New issues, actions items and risks

Additional meetings may be scheduled as requested by Gogo or XipLink.

5.5 Site visitation

Gogo will have the option to travel to XipLink for the Bi-weekly meetings or any of the Design Reviews.

6.	VERIFICATION AND VALIDATION TEST CRITERIA

6.1 Final Acceptance

For Final acceptance of the products, XipLink will:

•

Provide the acceptance test plan (ATP) and test procedures of the Gogo products and Design Verification Test plan to Gogo for review. The ATP test plan will be executed during the final phase of the project with optional Gogo personnel witness. The ATP test report will be jointly signed off by XipLink.

•	XipLink submits completed Qualification test reports.

•	Manufacture the final Gogo products to conform to the requirements provided by Gogo.

6.2 Development & Configuration Control Tools

XipLink shall have a configuration management system that monitors and maintains configuration, change, and status accounting for hardware within XipLink’s facility. Gogo shall review and approve all changes and revisions to the products subsequent to Gogo’s completion of First Article Inspection.

XipLink shall implement a Quality Assurance system that ensures all products to be delivered hereunder meet the specification requirements and that the products meet the quality standards approved by Gogo. Gogo will conduct first article inspection.

7.	DOCUMENTATION CRITERIA

All drawings and documentation required to support the ongoing manufacture and test of Product shall be put into escrow, including but not limited to:

•	Purchase specifications for all components and materials

•	XipLink XA-30K and XE product data sheets

•	Acceptance test plan

•	Any design documentation that is required to support ongoing maintenance of the product.

8.	FINANCE AND PAYMENT

Invoices must reference the appropriate Purchase Order Number, line item and description. The Gogo’s Program Manager will approve all invoices prior to payment.

Milestone payments will be invoiced upon acceptance of the deliverables for the Phase. Initial payment is due at PRD Sign-Off Date and remaining payments are due net 45 days from invoice date. The following table defines the amounts to be invoiced at each milestone:

Phase	Invoice #	Amount		Milestone	Date
1		[***	]	[***]	[***]
2		[***	]	[***]	[***]

Exhibit B to

Product Development and Manufacturing Agreement

Supply and Support Terms – XipLink XA/XE Airlink Systems

This Exhibit B is part of the Product Development and Manufacturing Agreement dated October 3, 2011 between Gogo LLC (“Gogo”) and XipLink, Inc (“XipLink”) (the “Agreement”). This Exhibit describes the terms of the Agreement relating to manufacturing, supply and support of production units of the Product developed according to Exhibit A (“Product Units”).

1.	Manufacturing. XipLink will manufacture or have manufactured under its direct control the Product Units, in facilities that are certifiable as to adherence to applicable quality and process control standards. Product Units will be manufactured in accordance with the final product specification, and will be tested in accordance with the final Test Plan. Gogo may inspect the manufacturing process and test the Product Units at any stage upon reasonable notice. XipLink will reasonably cooperate with and assist such inspection and testing without additional charge. Inspection and testing during manufacture does not affect Gogo’s right of inspection upon delivery. XipLink’s manufacturing quality program will be subject to review and comment by Gogo throughout the life of the Agreement. XipLink will keep Gogo informed of any material change in the materials sourcing or manufacturing process of the Product Units. XipLink will give Gogo the maximum possible notice (and no less than 90 days) of any plan to discontinue manufacturing of the Product Units.

2.	Product unit pricing. Pricing for the Product Units will be as follows:

Product	Pricing

XA-30K/Single Appliance Unit	[***	]

XE-CM/B User Software	[***	]
XO-XHO30k	[***	]

An “aircraft pooled license” allows Gogo to purchase only the number of licenses needed to support the peak concurrent number of aircraft utilizing the XA systems within the entire Gogo network. The XA appliance shall not set any capacity or session limit related to the purchased licensed capacity, Gogo may exceed the licensed capacity until the next audit, to be held quarterly every three months, and purchase of XE-CM licensing.

3.	Minimum Quantity and Initial Purchase Discount. Subject to the terms of this agreement and subject to final Product Acceptance, Gogo commits to order a minimum of four (4) XA-30K/Single Appliance Product Units for delivery upon Product Acceptance. The initial PO will be submitted promptly after Product Acceptance. XipLink agrees that the purchase price for the initial four XA-30K/Single Appliance Product Units shall be discounted [***] for an aggregate purchase price of [***]. The purchase price for the initial four units is included in the Milestone Payments set forth in the Section 8 the Finance & Payment provision of Exhibit A. Each subsequent PO for XA-30K/Single Appliance Product Units will specify a first delivery date not more than 30 days after the PO is placed, and a last delivery date not more than 90 days after the PO is placed.

Subject to the terms of this agreement and subject to final Product Acceptance, Gogo commits to order a minimum of 100 client aircraft licenses of the XE-CM/B User Software for delivery upon

Product Acceptance. The purchase price for the initial 100 client aircraft licenses of the XE-CM/B User Software is included in the Milestone Payments set forth in the Section 8 the Finance & Payment provision of Exhibit A. The license is a pooled capacity license and is only chargeable on the utilization and capacity of the server farm. If the utilization capacity exceeds 100 clients at any time in a calendar quarter, Gogo shall purchase an additional client aircraft licenses in 100 client blocks at the commencement of the calendar quarter following the capacity overage.

4.	Product support. During the first twelve months after Product Acceptance, XipLink will provide support services free of charge (by telephone or email) for issues that are not covered under the product warranty. The Support Services include:

•	Tier two technical support on calls from Gogo personnel only.

•	Software upgrades

•	Engineering support for Gogo’s certification effort regarding devices of which the Product is a component

•	Resolution of system-wide issues

•	Troubleshooting and bug fixes

XipLink will be available to provide the Support Services in the English language, twenty-four hours per day, seven days a week except for statutory Canadian Holidays. XipLink’s response time for support requests by telephone or email will not exceed four business hours for any support issue involving a nonfunctioning Product Unit, or one business day for all other issues. For any support issue involving a nonfunctioning Product Unit, XipLink will apply continuous efforts during business hours from initiation of the trouble ticket to resolution. The parties will jointly define a Support Services process to suit Gogo needs including bug priority, resolution time, and escalation. Gogo may renew the Support Services contract annually after the first year, for compensation as mutually agreed.

5.	Training and Installation Services. XipLink will conduct training for the Gogo team as mutually agreed. Travel expenses will be paid by Gogo as stated in section 8 of Exhibit A. These trainings will be free of charge, on dates to be agreed. XipLink will provide engineering support for installation of Product Units at a price of [***] per week of onsite support.

6.	Warranty support. The Product Units are warranted as described in Section 5 of the Agreement. After the one year no cost warranty period, XipLink will provide TAC support services, comprised of call-in support, bug fixes, new features, customer web portal and document update service at a cost to Gogo of no greater than [***] of the initial cost of such Product unit. Extended hardware warranty is not elected at this time, although units are fully warranted from hardware defects for 12 months from delivery. Gogo will notify XipLink in the case of any suspected defective units, and will arrange for the return of such units for disposition under an RMA number. Gogo will ship returned units at Gogo’s expense and risk. XipLink will complete its warranty disposition and ship any repaired or replacement Product Unit no later than thirty (30) business days after receipt of the returned unit. XipLink will ship repaired or replacement units at XipLink’s expense and risk, by the same shipment method Gogo used for the return. All Product Unit repairs will be performed using new (not reconditioned) components of equal or greater quality. Repaired or replaced Product Units will be tested prior to shipment in accordance with the procedures for new Product Units. Repaired or replaced Product Units will be warranted for the remainder of the original warranty period.

7.

Scheduling. XipLink’s manufacturing lead time for Product Units will be 60 days from receipt of Gogo’s PO to date of delivery. Gogo may accelerate delivery of Product Units ordered, provided that the accelerated schedule provides XipLink with 30 days lead-time. Gogo may delay delivery of Product Units ordered, provided that orders may not be delayed or cancelled after shipment. XipLink will attempt to accommodate any other scheduling request of Gogo, subject to reasonable fees for expedited production and delivery. Gogo reserves the right to return at XipLink’s expense any Product Units shipped more than five (5) days ahead of the required date of delivery as stated in the PO, unless such advance shipment has been specifically authorized by Gogo.

8.	Shipment. Product Units will be individually packaged according to the applicable specifications. PO numbers will be prominently displayed on package labeling. Title and risk of loss will remain with XipLink until delivery to the carrier. Product Units are received subject to inspection. Gogo will contact XipLink and receive a Returned Material Authorization (RMA) number before returning Product Units.

9.	Terms of sale. Gogo will be invoiced on shipment of Product Units. All freight or insurance charges will be paid by Gogo. Gogo will not be responsible for any taxes imposed on XipLink, and XipLink will not impose packing or other incidental charges. XipLink will process all paperwork and pay all government charges and all other fees (such as forwarding agent fees) relating to export of Product Units from Montreal, Quebec, Canada and import of Product Units into the US. Gogo will reimburse XipLink for all government charges relating to import of Product Units into the US, and for all reasonable fees referred to in the preceding sentence, which will be listed separately on XipLink’s invoice. XipLink will be responsible for government charges relating to export.